Exhibit 23.3


We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated May 7, 1998 (except for Note 3 - "Reclassifications" as to which the date is March 3, 1999) with respect to the consolidated financial statements as of December 31, 1997 and for each of the two years in the period then ended and with respect to the Financial Statement Schedule as of December 31, 1997 and 1996 and for each of the two years in the period ended December 31, 1997 included in Amendment No. 2 to the Registration Statement (Form S-1
No. 333-76683) of Formica Corporation dated August 9, 1999.


/s/ Ernst & Young, LLP

White Plains, NY
August 6, 1999